Exhibit 99.1

FOR IMMEDIATE RELEASE

HEARTLAND PAYMENT SYSTEMS REPORTS RECORD

QUARTERLY EARNINGS OF $0.35 PER SHARE

Third Quarter Net Income Up 14%, Fully Diluted EPS up 17%

Net Revenue up 48% on Strong Card Processing Volume Growth and

Network Services Acquisition

Princeton, NJ – November 4, 2008 – Heartland Payment Systems, Inc. (NYSE: HPY), a leading provider of credit/debit/prepaid card processing, payroll, check management and payment services, today announced record quarterly net income of $13.4 million and fully diluted earnings per share of $0.35 for the three months ended September 30, 2008.

Highlights for the third quarter, which include a full quarter’s results from the Network Services (NWS) business acquired in the second quarter, include:

•	Record quarterly earnings per share, up 17%, and record quarterly net income, up 14% from the third quarter of 2007

•	Total transaction processing volume of $20.0 billion, up 42%; organic volume of $15.6 billion, up 11%

•	Record quarterly Net Revenue of $119.3 million up 48%, and excluding NWS, up 14%

•	New margin installed increased 11%

•	Operating margin on net revenue of 19.4%

Robert Carr, Chairman and CEO, said, “I am pleased to report Heartland’s most profitable quarter behind record quarterly processing volume, another double-digit increase in new business, and strong operating margins. Our dedicated sales force is finding new and creative strategies to gain market share to sustain our overall growth at a time when a slowing economy is reducing the processing volume of our existing merchants. The Network Services acquisition and the continued success of our payroll and other products are also making a meaningful contribution to the improvement in both our top and bottom line. Operating

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efficiencies benefited from an increase in merchants processing on our proprietary platforms as a record 89.2% of new merchants installed this quarter were on HPS Exchange, helping sustain a healthy operating margin. Our performance in what has been a challenging quarter for the economy clearly illustrates that merchants value their Heartland relationship as they increasingly recognize our ‘Fair Deal’ as a promise they can trust.”

Net revenues in the third quarter were $119.3 million, an increase of 47.9% compared to $80.7 million in the third quarter of 2007. Excluding Network Services, net revenue was up 14.3% to $92.2 million. Card processing volume for the three months ended September 30, 2008 increased 42.4% to $20.0 billion, including $4.4 billion of volume from acquisitions. Transaction processing volume and net revenue growth reflect a solid increase in the size and profitability of new merchants added, offset by a 2% decline in same store sales.

Mr. Carr continued, “The overall integration of NWS during the quarter was consistent with our expectations. Some immediate cost synergies and healthy transaction volumes made NWS modestly accretive to earnings for the quarter. We are now enrolling certain merchants for American Express on our platform, and we are very excited that our sales force will be in the field with this more robust product very soon. In an environment that is creating challenges for weaker competitors, we have both the consistent cash flow and strong balance sheet to invest in these and our many other exciting growth initiatives. The steady growth of our existing business and the significant opportunities of our new product initiatives give us confidence that we can achieve both the top and bottom line goals envisioned in our long term plan.”

NINE MONTH RESULTS:

For the first nine months of 2008, net income was $33.9 million or $0.87 per fully diluted share, increases of 17% and 19%, respectively, from the first nine months of 2007. Net Revenues for the first nine months of 2008 were $299.3 million, up 33.1% compared to the first nine months of 2007. Excluding Network Services, net revenue was up 17.1% to $263.4 million.

FULL YEAR 2008 GUIDANCE:

In light of the challenging economic conditions we face, the Company is adjusting its guidance for fiscal 2008. For the year, we expect net revenue (total revenues less interchange, dues and assessments) to grow by 15% - 16% organically, to between $349 and $352 million and, including NWS, net revenue is expected to grow in excess of 35% to over $410 million. For the year, earnings per share are expected to be $1.12 - $1.15.

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DIVIDEND:

The Company also announced that the Board of Directors today declared a fourth quarter dividend of $0.09 per common share. The dividend is payable to shareholders of record on November 24, 2008 and will be paid on December 15, 2008.

Conference Call:

Heartland Payment Systems, Inc. will host a conference call on November 4, 2008 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company’s website. To access the call, please visit the Investor Relations portion of the Company’s website at: www.heartlandpaymentsystems.com. You may also participate by calling 610-228-2110 to request the dial-in information for the conference call.

The webcast will be archived on the Company’s website within two hours of the live call and will remain available through Friday, December 5, 2008.

About Heartland Payment Systems

Heartland Payment Systems, Inc., a NYSE company trading under the symbol HPY, delivers credit/debit/prepaid card processing, payroll, check management and payment solutions to more than 250,000 businesses nationwide.

Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, visit www.heartlandpaymentsystems.com and www.MerchantBillOfRights.com.

Forward-looking Statements

This press release may contain statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors. Information concerning these factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s annual report on Form 10- K for the year ended December 31, 2007. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

CONTACT:

Joe Hassett

Gregory FCA Communications

27 West Athens Ave.

Ardmore, PA 19003

Tel: 610-228-2110

Email: Heartland_ir@gregoryfca.com

TABLES FOLLOW

Heartland Payment Systems, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Total Revenues	$424,800	$354,615	$1,158,973	$972,272

Costs of Services:
Interchange	290,910	260,876	818,564	711,438
Dues and assessments	14,595	13,061	41,089	35,918
Processing and servicing	58,468	35,638	141,350	99,732
Customer acquisition costs	12,758	11,557	36,482	33,331
Depreciation and amortization	3,101	1,642	7,476	5,027

Total costs of services	379,832	322,774	1,044,961	885,446
General and administrative	21,866	12,493	57,329	40,527

Total expenses	401,698	335,267	1,102,290	925,973

Income from operations	23,102	19,348	56,683	46,299

Other income (expense):
Interest income	185	474	654	1,450
Interest expense	(1,199)	(242)	(2,296)	(587)
Loss on investment	(137)	—	(240)	—
Other, net	1	(781)	25	(871)

Total other income (expense)	(1,150)	(549)	(1,857)	(8)

Income before income taxes	21,952	18,799	54,826	46,291
Provision for income taxes	8,539	7,014	20,967	17,252

Net income	$13,413	$11,785	$33,859	$29,039

Net income	$13,413	$11,785	$33,859	$29,039
Other comprehensive income:
Unrealized gains (losses) on investments, net of income tax of $(19), $(9), $(10) and $(11)	(31)	(14)	(16)	(18)
Foreign currency translation adjustment, net of income tax of $(157) and $(281)	(260)	—	(465)	—

Comprehensive income	$13,122	$11,771	$33,378	$29,021

Earnings per common share:
Basic	$0.36	$0.31	$0.90	$0.77
Diluted	$0.35	$0.30	$0.87	$0.73
Weighted average number of common shares outstanding:
Basic	37,522	37,615	37,484	37,592
Diluted	38,700	39,714	38,746	39,837

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$47,074	$35,508
Funds held for payroll customers	20,023	24,201
Receivables, net	154,713	122,613
Investments held to maturity	1,149	1,119
Inventory	7,072	5,383
Prepaid expenses	4,842	3,478
Current tax asset	5,089	5,449
Current deferred tax assets, net	1,064	690

Total current assets	241,026	198,441
Capitalized customer acquisition costs, net	78,142	70,498
Deferred tax assets, net	—	3,878
Property and equipment, net	66,238	50,248
Goodwill	58,204	5,489
Intangible assets, net	35,336	481
Deposits and other assets, net	254	154

Total assets	$479,200	$329,189

Liabilities and stockholders’ equity
Current liabilities:
Due to sponsor banks	$92,145	$49,798
Accounts payable	26,206	20,495
Deposits held for payroll customers	20,023	24,201
Current portion of borrowings	56,250	—
Current portion of accrued buyout liability	11,011	11,521
Merchant deposits and loss reserves	14,992	14,757
Accrued expenses and other liabilities	30,717	15,266

Total current liabilities	251,344	136,038
Deferred tax liabilities, net	1,083	—
Reserve for unrecognized tax benefits	2,141	1,230
Long-term portion of borrowings	18,750	—
Long-term portion of accrued buyout liability	29,923	26,252

Total liabilities	303,241	163,520

Commitments and contingencies	—	—
Stockholders’ equity
Common Stock, $0.001 par value, 100,000,000 shares authorized, 37,595,000 and 39,804,322 shares issued at September 30, 2008 and December 31, 2007; 37,595,000 and 37,989,622 shares outstanding at September 30, 2008 and December 31, 2007	38	40
Additional paid-in capital	167,043	173,346
Accumulated other comprehensive loss	(543)	(62)
Retained earnings	9,421	36,729
Treasury stock, at cost (1,814,700 shares at December 31, 2007)	—	(44,384)

Total stockholders’ equity	175,959	165,669

Total liabilities and stockholders’ equity	$479,200	$329,189

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flow

(In thousands)

(unaudited)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities
Net income	$33,859	$29,039
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	39,722	33,128
Other depreciation and amortization	9,753	6,322
Addition to loss reserves	4,529	1,833
Provision for doubtful receivables	1,645	317
Stock-based compensation	1,067	1,282
Deferred taxes	4,177	(300)
Loss on investments	240	—
Other	159	172
Changes in operating assets and liabilities:
Increase in receivables	(15,130)	(6,772)
Decrease (increase) in inventory	1,539	(680)
Payment of signing bonuses, net	(35,677)	(32,943)
Increase in capitalized customer acquisition costs	(11,689)	(10,682)
Increase in prepaid expenses	(798)	(784)
Decrease in current tax asset	1,627	18,151
Increase in deposits and other assets	(95)	(4)
Excess tax benefits on options exercised under SFAS No. 123R	(1,498)	(6,729)
Increase in reserve for unrecognized tax benefits	911	628
Increase in due to sponsor bank	42,347	12,595
Increase in accounts payable	4,770	3,201
Increase in accrued expenses and other liabilities	7,904	3,993
(Decrease) increase in merchant deposits and loss reserves	(6,504)	1,666
Payouts of accrued buyout liability	(5,288)	(6,234)
Increase in accrued buyout liability	8,449	10,886

Net cash provided by operating activities	86,019	58,085

Cash flows from investing activities
Purchase of investments held to maturity	(65)	(1,871)
Maturities of investments held to maturity	284	290
Decrease (increase) in funds held for payroll customers	3,663	(1,954)
(Decrease) increase in deposits held for payroll customers	(4,177)	1,843
Acquisition of business, net of cash acquired	(102,849)	(300)
Purchases of property and equipment	(22,383)	(25,637)

Net cash used in investing activities	(125,527)	(27,629)

Cash flows from financing activities
Proceeds from borrowings	95,000	—
Principal payments on borrowings and financing arrangements	(20,000)	(174)
Proceeds from exercise of stock options	2,692	8,025
Excess tax benefits on options exercised under SFAS No. 123R	1,498	6,729
Repurchase of common stock	(17,995)	(16,794)
Net proceeds from sale of common stock	—	25
Dividends paid on common stock	(10,101)	(6,582)

Net cash provided by (used in) financing activities	51,094	(8,771)

Net increase in cash and cash equivalents	11,586	21,685
Effect of exchange rates on cash	(20)	—
Cash and cash equivalents at beginning of year	35,508	16,054

Cash and cash equivalents at end of period	$47,074	$37,739